Exhibit 10.9

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT

This amendment dated and effective December 31, 2008 (this “Amendment”), amends that certain employment agreement dated as of October 12, 2004 (the “Original Agreement”) by and between Zenith National Insurance Corp., a Delaware corporation (the “Company”), and Jack D. Miller (“Executive”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings as set forth in the Original Agreement.

RECITALS

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing of distributions from nonqualified deferred compensation plans and arrangements; and

WHEREAS, the Company and Executive desire to amend the Original Agreement to comply with Section 409A of the Code.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

1.                                       A new sentence is hereby added to the end of Section 4 of the Original Agreement, as follows:

“Any such discretionary bonus shall be paid in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Executive, whichever is later) in which such bonus is earned.”

2.                                       A new sentence is hereby added to the end of Section 6 of the Original Agreement, as follows:

“Any such reimbursements paid to the Executive shall be made in no event later than the end of the calendar year following the calendar year in which the expenses were incurred.”

3.                                       Section 8(a) of the Original Agreement is hereby removed and replaced in its entirety with a new Section 8(a), as follows:

“Subject to the notice provisions set forth below, the Company may terminate the Executive’s employment for “Disability.”  “Disability” shall mean the Executive’s absence from employment with the Company which: (i) was due to his inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) resulted from a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and caused the Executive to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees or (iii) qualifies as a disability under the Company’s Long Term Disability Plan.”

4.                                       A new sentence is hereby added to the end of Section 9(b) of the Original Agreement, as follows:

“Such pro rata portion of any bonus that becomes payable pursuant to this Section 9(b) shall be paid at the time such payment would have been made had the Executive’s employment not been terminated hereunder.”

5.                                       A new sentence is hereby added to the end of the first paragraph of Section 9(c) of the Original Agreement, as follows:

“Subject to the provisions of Section 18(h), the payment of such Severance Payments will occur upon the expiration of all applicable review and revocation periods applicable to the release as statutorily required by law, and in no event later than the later of (i) the 15th day of the third month following the end of the Executive’s taxable year in which such termination of employment occurs or (ii) the 15th day of the third month following the end of the Company’s taxable year in which such termination of employment occurs.”

6.                                       A new sentence is hereby added to the end of Section 9(e) of the Original Agreement, as follows:

“Any payments made by the Company to or on behalf of the Executive pursuant to this Section 9(e) shall be made no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted.”

7.                                       Section 18(h) is hereby added to the Original Agreement as follows:

“ For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code.  Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Executive’s termination of employment with the Company will be made to the Executive unless the Executive’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code).  In addition, no such payment or distribution will be made to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Section 416(i) of the Code and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 18(h) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Executive to the payment of additional taxes and interest under Section 409A of the Code.  In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.”

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ZENITH NATIONAL INSURANCE CORP.

By:	/s/ Michael E. Jansen
	Name:	Michael E. Jansen
	Title:	Executive Vice President
and General Counsel

By:	/s/ Jack D. Miller
	Name:	Jack D. Miller
	Title:	Executive Vice President